EXHIBIT 10.12

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) is entered into as of April 22, 2010, among DUKE MINING COMPANY, INC., a Delaware corporation (“BUYER”), and KACHING KACHING, INC., a Nevada corporation (“TARGET”).

The parties agree as follows:

ARTICLE 1—THE MERGER

1.1           The Merger.  Subject to the conditions of this Merger Agreement, TARGET will merge into BUYER (the “Merger”). BUYER will be the surviving corporation, and its Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Merger, will be the Certificate of Incorporation and Bylaws of the surviving corporation, except for the amendments thereto effected by or in connection with the Merger as provided the Certificate of Merger (as defined below) or elsewhere in this Merger Agreement.

1.2           Effective Date.  The Merger shall become effective upon the filing of (a) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 252 of the General Corporation Law of the State of Delaware, in the form attached hereto as Exhibit A (the “Certificate of Merger”), and (b) an Articles of Merger with the Secretary of State of the State of Nevada in accordance with Section 92A.190 of the Nevada Revised Statutes, in the form attached hereto as Exhibit B. The date at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Date.”

1.3           Conversion of Shares.  On the Effective Date, each outstanding share of common stock of TARGET will be converted into the right to receive 2.079431 shares of the common stock, par value $.0001, of BUYER, rounded to the nearest whole share, but subject to the exceptions in Section 1.4.  The shares of BUYER common stock to be issued in the Merger are referred to in this Merger Agreement as the “Shares.” Each person who, on the Effective Date, holds an option or warrant to purchase TARGET common stock (a “TARGET Warrant”) will, without any further action required by such person,  have the right upon exercise of that TARGET Warrant in accordance with its terms, to purchase 2.079431 shares of BUYER common stock, rounded to the nearest whole share, for each share of TARGET common stock covered by that person’s TARGET Warrant, with the initial option or exercise price adjusted, based on the exercise price for such TARGET Warrant immediately before the Merger, to reflect such ratio; provided, however, that such person may, but shall not be required to, submit the outstanding TARGET Warrant for re-issuance as a BUYER warrant or option prior to the exercise of the rights contemplated thereby.

1.4           Certain Exceptions.  Any shares of TARGET common stock held by TARGET or BUYER or their wholly-owned subsidiaries (other than shares held in trust) will be cancelled on the Effective Date. Also, the conversion of any shares of TARGET common stock as to which appraisal rights are, on the Effective Date, in the process of being exercised will be subject to the perfection of those rights.

1.5           Effect of Conversion.  Until a TARGET shareholder exchanges his or her TARGET stock certificates for BUYER stock certificates, he or she will not be a shareholder of BUYER for any purpose. Dividends otherwise payable between the Effective Date and the date of such exchange on the Shares to which he or she is entitled will only be paid (without interest) at the time of the exchange.

1.6           No Fractional Shares.  After applying the formula contemplated by Section 1.3 hereof, Shares will be issued, and the number of shares covered by warrants issued on exercise of TARGET Warrants after the Effective Date will be rounded to the nearest whole share.  No cash or other consideration will be paid in lieu of fractional shares.

1.7           Name of Surviving Entity.  In connection with the Merger, the name of BUYER, as the surviving entity of the Merger, will be changed to “Kaching Kaching, Inc.”

ARTICLE 2—REPRESENTATIONS AND WARRANTIES

2.1           No Material Adverse Change.  Each of TARGET and BUYER represents that there has been no material adverse change in the business, financial condition, results of operations, prospects, properties, or capitalization of it and its subsidiaries, taken as a whole (“its Business”), since the date of its most recent audited financial statements, except as provided in a separate writing provided to the other party prior to the execution and delivery of this Merger Agreement.

2.2           Legal Proceedings.  Each of TARGET and BUYER represents that (a) there is no pending or threatened judicial or administrative proceeding or investigation affecting it or any of its subsidiaries, that (i) if resolved adversely to it would have a material adverse effect on its Business, or (ii) could reasonably be expected to impair its ability to consummate the Merger; and  (b) it is not aware of any judicial or administrative decision affecting it or any of its subsidiaries that could reasonably be expected to impair its ability to consummate the Merger.

2.3           Reports and Filings.

(a)           BUYER represents to TARGET that:

(i)           BUYER has delivered or made available to TARGET through the SEC’s EDGAR filing system, as filed through the date hereof, accurate and complete copies of (A) its audited financial statements for the 12-month period ended November 30, 2009; (B) its unaudited financial statements for the three quarters ended August 31, 2009; (C) all of its periodic reports to, and other filings with, the Securities and Exchange Commission (“SEC”) since February 1, 2006; and (D) all reports filed since February 1, 2006 by such party and its subsidiaries with all “Regulatory Authorities,” as defined below (such financial statements, reports, and filings are collectively referred to as “Filings”).  The term ”Regulatory Authorities” means, to the extent relevant in each instance, the SEC and any market on which the shares of BUYER are traded or quoted.

(ii)            (A) Each of BUYER’s past Filings was prepared in compliance in all material respects with the laws, regulations, and forms governing such Filing; and (B) none of BUYER’s past Filings (as any of them may have been amended) contained any material misstatements or omissions.

(b)           TARGET represents to BUYER that TARGET has delivered or made available to BUYER accurate and complete copies of (i) its audited financial statements for the 12-month period ended September 30, 2009; and (ii) its audited financial statements for the quarter ended December 31, 2009.

2.4           Other Representations by BUYER.  BUYER represents to TARGET that:

(a)    Each of BUYER and each of its subsidiaries, if any, has provided to TARGET through the SEC’s EDGAR filing system, as filed through the date hereof, accurate and complete copies of its (i) employee benefit plans and arrangements, (ii) “material contracts” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934), and (iii) insurance policies; and (b)  neither it nor its subsidiaries have, since the date of its most recent audited financial statements, done any of the things proscribed by Sections 3.2(a), (b), (c), or (d) below.

(b)    As of the date hereof, (i) the authorized shares of BUYER consist solely of 500,000,000 shares of common stock, $0.0001 par value, of which 82,088,190 shares are outstanding, and 25,000,000 shares of Preferred Stock, $0.0001 par value, none of which are outstanding, and (ii) there are no other classes of shares of BUYER authorized or outstanding and no outstanding options, warrants or other rights to purchase shares of BUYER.

(c)    BUYER does not have any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Effective Date, except (a) as disclosed in its filings made through the date hereof with the SEC, as reflected on the SEC’s EDGAR filing system, (b) to the extent set forth on or reserved against in the balance sheet of BUYER in BUYER’s Annual Report on Form 10-K/A for the year ended November 30, 2009, as filed with the SEC on March 8, 2010 (the “10-K/A”) or the notes to the 10-K/A, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since November 30, 2009, none of which (individually or in the aggregate) materially and adversely affects the condition of BUYER, and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to BUYER’s filings with the SEC, as reflected on the SEC’s EDGAR filing system on the date hereof.

(d)    Immediately following the effective time of the Merger (the “Effective Time”), (i) as a result of certain stock cancellations by stockholders of BUYER, there will be no more than 7,500,000 shares of common stock of BUYER outstanding that are held by BUYER’s pre-Merger stockholders, and (ii) there will be no other classes of shares of BUYER outstanding and no outstanding options, warrants or other rights to purchase shares of BUYER outstanding.

2.5           Other Representations by TARGET.  TARGET represents to BUYER that:

(a)           Each of TARGET and each of its subsidiaries, if any, has provided to BUYER accurate and complete copies of its (i) employee benefit plans and arrangements, (ii) “material contracts” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934), and (iii) insurance policies; and (b)  neither it nor its subsidiaries have, since the date of its most recent audited financial statements, done any of the things proscribed by Sections 3.2(a), (b), (c), or (d) below.

(b)           As of immediately before the Effective Date, (i) the authorized shares of TARGET will consist solely of 75,000,000 shares of common stock, $0.001 par value, of which 10,000,000 shares are outstanding, and (ii) except for TARGET Warrants for the purchase of 10,438,281 shares of TARGET common stock at an exercise price of $0.001 per share, there are no outstanding options, warrants or other rights to purchase shares of TARGET.

2.6           Other Representations by Both Parties.  Each of TARGET and BUYER represents to the other that

(a)    The execution and delivery of this Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, including action by its board of directors and action by its shareholders.

(b)    This Merger Agreement has been duly executed by such party by an authorized signatory thereof.

ARTICLE 3—COVENANTS

3.1           Affirmative Covenants.

(a)           Filings and Approvals. Each party will cooperate with the other in the preparation and filing, as soon as possible, of all necessary applications, registration statements, and other documents with respect to the Merger and the issuance of the Shares.

(b)           [Intentionally omitted.]

(c)           Conduct of Business.  Except as otherwise contemplated herein, until the Effective Date, each party will, and will cause its subsidiaries to, operate its business in the ordinary course and use its best efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements, and credit facilities; and (ii) retain its key officers and employees.

(d)           Public Announcements. No party will make any public announcement concerning the Merger before discussing it with the other party, except as required by law or regulation.

(e)           Access. Subject to applicable laws and regulations, TARGET will give to BUYER and its representatives full access during normal business hours to all its and its subsidiaries’ properties, books, records, documents, personnel, auditors, and counsel.

(f)   Adverse Event. Each of TARGET and BUYER will promptly notify the other (i) when an event occurs that may materially and adversely affect its Business, or its ability to carry out the Merger; or (ii) if it determines it is or will be unable to comply with any of its obligations under this Merger Agreement or fulfill any conditions under its control.

(g)   Shares. Certificates representing Shares are not being registered and will bear an appropriate restrictive legend.

(h)   Directors and Officers.  Each of the parties will use its best efforts directly, or through its principal shareholders, to effectuate the following actions as of immediately after the effectiveness of the Merger (i) set the size of the BUYER’s Board of Directors at seven (7) members, (ii) cause the election of Robert J. McNulty, Mark V. Noffke, Jimmy White, Murray Williams, Hank Cohn and Benjamin Mayer, as the Board of Directors and, if necessary, the resignation of any other person currently serving as a Director of BUYER, and (iii) cause the Board of Directors to elect the following officers of BUYER (x) President/Chief Executive Officer and Chairman of the Board - Robert J. McNulty, and (y) Executive Vice President/Finance, Chief Financial Officer, Secretary and Treasurer  - Mark V. Noffke, and if necessary the resignation of any other person currently serving as an officer of BUYER.

3.2           Negative Covenants.  Prior to the Effective Time, the parties further covenant as follows:

(a)   Charter Documents.  Except for any changes necessary to comply with this Merger Agreement, no party will amend its certificate of incorporation (as amended) or by-laws (each, howsoever denominated), as in effect on the date hereof.

(b)           Dividends.  No party will declare or pay any dividend or make any other distribution in respect of its capital stock, except for regular cash dividends in accordance with established prior practice.

(c)           Stock.  Neither TARGET nor BUYER will split, combine, or reclassify any shares of its capital stock, and TARGET will not issue, redeem, or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except as contemplated in this Merger Agreement.

(d)           Transactions Outside Ordinary Course.  Neither party or any of their respective subsidiaries will (i) enter into any transaction or commitment except in the ordinary course of business consistent with past practices; (ii) implement any new employee benefit plan, or employment or severance agreement; (iii) materially amend any existing employee benefit plan except as required by law; (iv) enter into, amend, or terminate any material contract; or (v) make any material change in the nature of their businesses and operations.

(e)           Inconsistent Agreements.  TARGET will not solicit proposals or participate in discussions concerning any form of business combination with a third party, except that if TARGET receives an unsolicited bona fide offer, its board of directors may do what its counsel considers necessary to fulfill fiduciary obligations. If TARGET receives such a proposal, it will promptly notify BUYER of the details and give BUYER a reasonable opportunity to make a counter proposal.

ARTICLE 4—CONDITIONS PRECEDENT

4.1           Conditions to Obligations. The obligations of each party to complete the Merger are subject to the following conditions:

(a)           Corporate Approval.  All corporate actions necessary to authorize the execution, delivery, and performance of this Merger Agreement shall have been duly and validly taken by each other party. If required by applicable law or stock exchange requirements, the shareholders of each party shall have approved the Merger.

(b)           Approval from Government Agencies.  All governmental approvals and other actions required to effect the Merger and related transactions shall have been obtained, without conditions or restrictions that the affected party reasonably considers unduly burdensome.

(c)            Listing.  The Shares shall be listed, or approved for listing, on the OTCBB.

(d)           Representations and Compliance.  The representations and warranties of each other party in this Merger Agreement shall be true on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Merger Agreement. Each other party shall have complied with all covenants requiring compliance by it prior to the Effective Date.

(e)           Absence of Governmental Litigation.  No governmental authority shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions.

(f)           No Change in Control.  No person or entity shall have acquired 10% or more of the outstanding common shares of any other party, and at least 75% of the directors of each other party shall be persons who are either present directors of such party or persons appointed or nominated by such directors.

(g)           Tax Free Reorganization.  The  independent auditors for TARGET shall have confirmed in writing to its client that the Merger will be accounted for as a tax free reorganization under the applicable provisions of the federal Internal Revenue Code.

ARTICLE 5—CLOSING PROCEDURES

The closing under this Merger Agreement will take place on the Effective Date, which will occur on a mutually agreed date as soon as possible after the later of (a) compliance with any conditions imposed in government approvals; (b) satisfaction of all of the conditions in Article 4; and (c) the filing of the Certificate of Merger and the Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, respectively. The closing will take place at the offices of TARGET or such other location agreed to by the parties.

ARTICLE 6—TERMINATION

This Merger Agreement, whether or not approved by the shareholders of BUYER or TARGET, may be terminated on or before the Effective Date (a) by mutual consent of TARGET and BUYER; or (b) unilaterally by TARGET or BUYER (i) after April 30, 2010, (ii) if the other fails to perform any covenant in this Merger Agreement, and does not fully cure the failure within 10 business days after written notice of the alleged failure, or (iii) if any condition to the obligations of that party is not satisfied, and it reasonably appears that the condition cannot be satisfied prior to the close of business on April 30, 2010. Unless the termination involves a default (including breach of representations or covenants), no party will have any further liability or obligation under this Merger Agreement to the other parties or to any shareholder, director, officer, employee, agent, or representative of the other parties. Termination because of a party’s default will be without prejudice to any other rights or remedies the nondefaulting parties may have.

ARTICLE 7—MISCELLANEOUS

7.1           Notices.  Any notice under this Merger Agreement must be in writing and either delivered in person, telexed, or telecopied as follows:

If to BUYER, to:	Duke Mining Company, Inc. 850 Third Avenue, Suite 1801 New York, NY 10022 Attn: Richard Rosenblum Fax: (646) 218-1401

with copies (which shall not constitute notice) to:

Haynes and Boone, LLP 1221 Avenue of the Americas, 26th Floor New York, New York 10020 Attn: Rick A. Werner, Esq. Fax: (212) 884-8234

If to TARGET, to:	KaChing KaChing, Inc. 9029 South Pecos, Suite 2800 Henderson, NV 89074 Attn: Mark V. Noffke Fax: (888) 311-9569

with copies (which shall not constitute notice) to:

Krieger & Prager, LLP 39 Broadway, Suite 920 New York, NY 10006 Attn: Samuel M. Krieger, Esq. Fax: (212) 363-2999

7.2           Expenses.  Each party will pay its own expenses.

7.3           Termination of Representations and Warranties.  The representations and warranties of each party will terminate on the Effective Date.

7.4           Assignability.  Neither this Merger Agreement nor any rights or obligations under it are assignable.

7.5           Governing Law.  This Merger Agreement will be governed by the laws of the State of Delaware.

7.6           Amendment.  This Merger Agreement may be amended in accordance with applicable law.

DUKE MINING COMPANY, INC.	KACHING, INC.

By_/s/_____________________	By_/s/_____________________
Its: __________________	Its: __________________